Exhibit 5

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

February 18, 2019

Board of Directors

Profile Solutions, Inc.

Suite 201

8411 West Oakland Park Boulevard

Sunrise, FL 33351

Gentlemen:

I have acted, at your request, as special counsel to Profile Solutions, Inc., a Delaware corporation, (“Profile Solutions”) for the purpose of rendering an opinion as to the legality of 166,517,203 shares of Profile Solutions' common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by selling stockholders of Profile Solutions pursuant to a registration statement filed under the Securities Act of 1933, as amended, by Profile Solutions with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, SEC File No. 333-227917 for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, purported true copies of the Articles of Incorporation and all amendments thereto of Profile Solutions, the Bylaws of Profile Solutions provided by Profile Solutions’ management, selected proceedings of the board of directors of Profile Solutions authorizing the issuance of the Shares, a current draft of the Registration Statement, certificates of officers of Profile Solutions and of public officials, and such other documents of Profile Solutions and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Profile Solutions has engaged Action Stock Transfer Corporation, of Salt Lake City, Utah, as its transfer agent. I have assumed, with respect to persons other than directors and officers of Profile Solutions, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

 Based upon the review described above, it is my opinion that the Shares are duly authorized, legally issued, fully paid and non-assessable.

My forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Legal Matters” in the prospectus contained in the registration statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

3116 West North A Street ♦ Tampa, Florida33609-1544 ♦ 813 • 874 • 8854 ♦ Cell 813 • 892 • 5969

Fax 800 • 310 • 1695 ♦ e-mail: jmorris8@tampabay.rr.com; jackson.morris@rule144solution.com

www.Rule144Solution.com